Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Receipt of

Noncompliance Notice from NYSE American

Irvine, CA, August 29, 2022 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company” or “we”) announced today that on August 26, 2022 it received notice from NYSE American LLC (“NYSE American”) that it is not in compliance with the continued listing standard set forth in Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide (the “Company Guide”). These sections apply, respectively, if a listed company has stockholders’ equity of less than $4 million and has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years and has stockholders’ equity of less than $6 million and has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Company reported stockholders’ equity of approximately $3.5 million as of June 30, 2022, the end of its second fiscal quarter of 2022, and has had losses from continuing operations and/or net losses in each of its five most recent fiscal years including the fiscal year ended December 31, 2021. As a result, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide and must submit a plan to NYSE American by September 26, 2022 addressing how the Company intends to regain compliance with Sections 1003(a)(ii) and 1003(a)(iii) by February 26, 2024.

The Company intends to prepare and timely deliver a plan of compliance to NYSE American. If the Company does not submit a plan, or if the plan the Company submits is not accepted by NYSE American, the Company will be subject to delisting proceedings as specified in the Company Guide. In addition, if the plan is accepted by NYSE American, but the Company is not in compliance with the continued listing standards by February 26, 2024, or if the Company does not make progress consistent with the plan, the Company will be subject to delisting proceedings. The Company will have the right to appeal any delisting determination made by NYSE American staff. If the plan is accepted, the Company will also be subject to periodic NYSE American reviews, including quarterly monitoring for compliance with the plan.

The Common Stock will continue to trade under the symbol “IMH,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. Receipt of the notice does not affect the Company’s business, operations or reporting requirements with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: acceptance of a plan for regaining compliance with the NYSE American’s listed company standards; impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic; our ability to successfully consummate the contemplated exchange offers for our outstanding preferred stock and receive the requisite consents for the proposed amendments to our charter documents to facilitate the redemption from holders of our outstanding preferred stock who do not participate in the exchange offers; any adverse impact or disruption to the Company’s operations; changes in general economic and financial conditions (including federal monetary policy, interest rate changes, and inflation); increase in interest rates, inflation, and margin compression; ability to successfully sell aggregated loans to third-party investors; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; volatility in the mortgage industry; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; our ability to maintain compliance with the continued listing requirements of the NYSE American for our common stock; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; and compliance with applicable local, state and federal laws and regulations.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com.

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